EXHIBIT 10.1

EARN-OUT PROMISSORY NOTE

$ 1,321,876.00	September 28, 2010

FOR VALUE RECEIVED, PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“Payor”), promises to pay to the order of RETTIG OSBORNE FORGETTE, LLP, a Washington limited liability company, as Paying Agent under the Paying Agent Agreement, dated June 13, 2007 (the “Paying Agent Agreement”), between Nuvotrust Northwest Liquidation Trust, created under the Declaration of Trust and Liquidation Trust Agreement, dated June 13, 2007, and Paying Agent (the “Payee”), and its successors, at such place as designated in writing by the Payee, the principal sum of one million, three hundred and twenty one thousand, eight hundred and seventy six DOLLARS ($ 1,321,876.00), in lawful money of the United States, together with interest thereon at the annual rate equal six percent (6%) (the “Interest Rate”).  Interest will be calculated on the basis of the actual days elapsed based on a per diem charge computed over a year composed of 360 days.

Principal and interest will be paid in 36 successive monthly installments of principal and interest.  The first monthly payment is due and payable on the 15th day of October, 2010, and consecutive monthly payments are due and payable on the 15th day of each month thereafter.  The entire unpaid principal balance and all accrued but unpaid interest thereon will be due and payable on the 15th day of September, 2013.  The monthly installments of principal and interest will be as set forth in Schedule “1” attached hereto.  The Payor may prepay the principal balance of this Note, in whole or in part, without penalty.

The Payor agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder’s rights under this Note, or otherwise relating to the indebtedness hereby evidenced, the Payor will pay the Payee’s reasonable attorneys’ fees, all court costs and all other expenses incurred by the Payee in connection therewith.

If any of the following events (“Events of Default”) occur and are continuing, the Payee may, at the Payee’s option, declare the full amount of the unpaid principal balance of this Note and all accrued interest under this Note immediately due and payable:

1.
The Payor at any time defaults in the payment to the Payee of any installment of principal or interest when due and payable under this Note and such default is not cured within 15 days after receipt of notice from the Payor to the Payee; or

2.
If (a) the Payor commences any case, proceeding, or other action  (i) relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition, or other similar relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for it, or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (b) there is commenced against Payor any case, proceeding or other action of a nature referred to in clause (a) above which results in the entry of an order for relief or any such adjudication or appointment, or remains dismissed, undischarged, or unbonded for a period of 60 days; or (c) there is commenced against Payor any case, proceeding, or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which is vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (d) any action is taken by Payor in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) Payor does not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

In the event an Event of Default occurs, the Payor will pay interest on the entire unpaid principal balance due under this Note at the annual rate equal to the Interest Rate, plus 5% until the date the Event of Default is cured or the date the entire principal balance due hereunder is paid in full to the Payee.

This Note is governed by, and will be construed in accordance with, the laws of the State of Delaware.  None of the terms or provisions of this Note may be waived, altered, modified or amended except as the Payee may consent thereto in writing.

IN WITNESS WHEREOF, the undersigned has executed this instrument on the 28th  day of September, 2010.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/ Ben Naccarato
Name:	Ben Naccarato
Title:	Chief Financial Officer

Schedule 1

Nuvotec Earnout
Principal	$2,885,385.00
Principal Payment upfront	$1,000,000.00
Hold Back	$563,509.00
Principal Balance	$1,321,876.00
Interest Rate	6.00%
Term 3 Years

Start Date	Principal	Interest	Monthly Payment
10/15/2010	$1,321,876.00	$3,304.69	$40,170.22
11/15/2010	$1,285,010.47	$6,639.22	$40,170.22
12/15/2010	$1,251,479.47	$6,465.98	$40,170.22
1/15/2011	$1,217,775.22	$6,291.84	$40,170.22
2/15/2011	$1,183,896.84	$6,116.80	$40,170.22
3/15/2011	$1,149,843.41	$5,365.94	$40,170.22
4/15/2011	$1,115,039.13	$5,761.04	$40,170.22
5/15/2011	$1,080,629.94	$5,403.15	$40,170.22
6/15/2011	$1,045,862.87	$5,403.62	$40,170.22
7/15/2011	$1,011,096.27	$5,055.48	$40,170.22
8/15/2011	$975,981.53	$5,042.57	$40,170.22
9/15/2011	$940,853.88	$4,861.08	$40,170.22
10/15/2011	$905,544.73	$4,527.72	$40,170.22
11/15/2011	$869,902.23	$4,494.49	$40,170.22
12/15/2011	$834,226.51	$4,171.13	$40,170.22
1/15/2012	$798,227.42	$4,124.17	$40,170.22
2/15/2012	$762,181.37	$3,937.94	$40,170.22
3/15/2012	$725,949.08	$3,508.75	$40,170.22
4/15/2012	$689,287.61	$3,561.32	$40,170.22
5/15/2012	$652,678.71	$3,263.39	$40,170.22
6/15/2012	$615,771.88	$3,181.49	$40,170.22
7/15/2012	$578,783.15	$2,893.92	$40,170.22
8/15/2012	$541,506.84	$2,797.79	$40,170.22
9/15/2012	$504,134.40	$2,604.69	$40,170.22
10/15/2012	$466,568.87	$2,332.84	$40,170.22
11/15/2012	$428,731.50	$2,215.11	$40,170.22
12/15/2012	$390,776.39	$1,953.88	$40,170.22
1/15/2013	$352,560.04	$1,821.56	$40,170.22
2/15/2013	$314,211.38	$1,623.43	$40,170.22
3/15/2013	$275,664.58	$1,286.43	$40,170.22
4/15/2013	$236,780.80	$1,223.37	$40,170.22
5/15/2013	$197,833.94	$989.17	$40,170.22
6/15/2013	$158,652.89	$819.71	$40,170.22
7/15/2013	$119,302.37	$596.51	$40,170.22
8/15/2013	$79,728.66	$411.93	$40,170.22
9/15/2013	$39,970.37	$199.85	$40,170.22
10/15/2013	$(0.00)	$(0.00)	$-